EXHIBIT 99.1
Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
G&K Services, Inc.
We have audited the consolidated financial statements of G&K Services, Inc. and subsidiaries (the Company) as of June 27, 2009, and June 28, 2008, and for each of the three years in the period ended June 27, 2009, and have issued our report thereon dated August 26, 2009 (included elsewhere in this Form 10-K). Our audits also included the financial statement schedule listed in Item 15(a) of this Annual Report (Form 10-K) for the year ended June 27, 2009. This schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits.
In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.
/s/ Ernst & Young LLP

Ernst & Young LLP
Minneapolis, Minnesota
August 26, 2009
G&K Services, Inc.
Schedule II — Valuation and Qualifying Accounts and Reserves
(In millions)

		Additions
	Balance at	Charged to	Charged to
	Beginning of	Costs and	Other		Balance at
Description	Year	Expenses	Accounts	Deductions	End of Year

Allowance for Doubtful Accounts
June 27, 2009	$4.5	$4.1	$—	$4.8	$3.8

June 28, 2008	$3.4	$3.6	$—	$2.5	$4.5

June 30, 2007	$3.0	$2.0	$—	$1.6	$3.4

Inventory Reserve
June 27, 2009	$2.2	$0.8	$—	$0.7	$2.3

June 28, 2008	$2.3	$0.7	$—	$0.8	$2.2

June 30, 2007	$2.3	$0.2	$—	$0.2	$2.3